Exhibit 99.1

News Release WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces
New $400 Million Share Repurchase Program
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, September 28 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today that the $400 million stock repurchase program, announced on February 1, 2007, has been completed. WESCO also announced that its Board of Directors has authorized a new stock repurchase program in the amount of up to $400 million. The shares may be purchased from time to time in the open market or through privately negotiated transactions. The stock repurchase program may be implemented or discontinued at any time by the Company.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2006 annual sales were approximately $5.3 billion. The Company employs approximately 7,000 people, maintains relationships with over 29,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven automated distribution centers and approximately 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as the Company’s other reports filed with the Securities and Exchange Commission.